UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2018

BLUE LINE PROTECTION GROUP, INC.
 (Exact Name of Registrant as Specified in its Charter)

Nevada	000-52942	20-5543728
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

1350 Independence St., 3rd Floor, Lakewood, CO 80215
(Address of principal executive offices)

(800) 844-5576
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 30, 2018, the Board of Directors of Blue Line Protection Group, Inc. (the "Company") has elected Mr. Christopher E. Galvin to serve as a director and Chairman of the Board of the Company.

Mr. Galvin founded and served as Chief Executive Officer and chairman of several public and private companies. He began his career in investment banking – focusing on mergers and acquisitions and structured finance – and has deep experience in corporate finance, hedge fund and private equity strategies. Mr. Galvin is the founder and chief executive officer of Hypur Inc., an Arizona-based company providing banking and payment technology designed specifically to enable financial institutions to safely and profitably serve cash-intensive and high-risk businesses. Mr. Galvin is also co-founder and president of Hypur Ventures, a venture capital fund dedicated to investing in businesses that operate in the cannabis industry.

Effective January 30, 2018, the Company entered into an indemnification agreement (the "Indemnification Agreement") with Mr. Galvin (the "Indemnitee") in connection with Mr. Galvin's election as a director and Chairman of the Board.  The Indemnification Agreement is substantially identical to the indemnification agreement entered into by the Company with its other directors and officers, and provides that the Company will indemnify the Indemnitee, to the fullest extent permitted by Nevada law and the Company's charter and subject to the limitations set forth in the Indemnification Agreement, from and against all judgments, fines, penalties, and amounts paid in settlements.

There are no family relationships between Mr. Galvin and any of the Company's other directors or officers.

# # #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Line Protection Group, Inc.

Dated: February 1, 2018	By:	/s/ Daniel L. Allen
Name: Daniel L. Allen
Title: Chief Executive Officer